Exhibit 10(a)

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT,

AND REAFFIRMATION OF GUARANTIES

This FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND REAFFIRMATION OF GUARANTIES, dated as of December 1, 2006 (the “First Amendment”), is entered into by and between QUIXOTE CORPORATION, a Delaware corporation (the “Borrower”), whose address is Thirty Five East Wacker Drive, Chicago, Illinois 60601, and QUIXOTE TRANSPORTATION SAFETY, INC., TRANSAFE CORPORATION, ENERGY ABSORPTION SYSTEMS, INC., ENERGY ABSORPTION SYSTEMS (AL) LLC, SURFACE SYSTEMS, INC., NU-METRICS, INC., HIGHWAY INFORMATION SYSTEMS, INC., U.S. TRAFFIC CORPORATION (formerly known as Green Light Acquisition Corporation), PEEK TRAFFIC CORPORATION, (formerly known as Vision Acquisition Corporation), as Subsidiary Guarantors, each being referred to herein as a “Guarantor” and collectively referred to herein as the “Guarantors”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”), whose address is 135 South LaSalle Street, Chicago, Illinois 60603.

R E C I T A L S:

A.            The Borrower and the Bank entered into that certain Amended and Restated Credit Agreement, dated as of April 20, 2005, as modified and amended (collectively, the “Loan Agreement”), pursuant to which Loan Agreement the Bank has made a Revolving Loan to the Borrower evidenced by that certain Revolving Note, dated as of April 20, 2005, in the maximum principal amount of $30,000,000, executed by Borrower and made payable to the order of the Bank.

B.            In connection with the Loan Agreement, the Guarantors executed and delivered to the Bank that certain Guaranty, dated as of May 16, 2003 in favor of the Bank, as amended by that Reaffirmation and Amendment of Subsidiary Guaranty, dated as of April 20, 2005.

C.            At the present time the Borrower, the Guarantors and the Bank request (i) that the definition of “Letter of Credit be amended to permit on Borrower’s request, by application, and the Bank’s issuance of commercial, documentary or trade Letters of Credit in addition to standby Letters of Credit, and (ii) the Bank’s consent to the consummation of the Quixote Transportation Technologies, Inc.’s (“QTI”) acquisition of the Mobile IR Sensor product line of Control Products, Inc. (“CPI”) pursuant to the Asset Purchase Agreement, dated as of November 10, 2006, between QTI and CPI, pursuant to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower, and the Guarantors and the Bank hereby agree as follows:

A G R E E M E N T S:

1.             RECITALS.  The foregoing Recitals are hereby made a part of this First Amendment.

2.             DEFINITIONS.  Capitalized words and phrases used herein without definition shall have the respective meanings ascribed to such words and phrases in the Loan Agreement.

3.             AMENDMENTS TO THE LOAN AGREEMENT.

3.1           Revolving Loan Commitment.  The definition of “Letters of Credit” in Section 1.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“Letters of Credit”  means standby, trade, commercial or documentary letters of credit (i) to be issued by the Lender, as Lender pursuant to Section 3.1 hereof or (ii) deemed issued by the Lender pursuant to Section 3.2 hereof.

3.2           Section 3 of Loan Agreement.  Section 3.7(C) is hereby amended by inserting after standby the following “commercial, documentary or trade (as applicable)”.

3.3           Consent to Acquisition.  The Bank hereby consents to the acquisition by Quixote Transportation Technologies, Inc. (“QTI”) of the Mobile IR Sensor product line pursuant to the terms of that Asset Purchase Agreement, dated November 10, 2006, between QTI and Control Products, Inc., for a purchase price consisting of (i) a cash payment in the amount of $450,000 at closing, (ii) payment of an earn-out equal to 8% of the net sales price for products sold by QTI for a four year period after closing; and (iii) QTI’s assumption of certain Assumed Liabilities, as defined therein.

3.4           Release of Spin-Cast Plastics, Inc.  Borrower warrants that the assets of Spin-Cast Plastics, Inc. (“Spin-Cast”) have been sold and it has been merged into Energy Absorption Systems, Inc.  Spin-Cast is a Guarantor under that certain Guaranty, dated as of May 16, 2003, as amended by that Reaffirmation and Amendment of Subsidiary Guaranty, dated as of April 20, 2005.  The Bank hereby fully and forever releases, withdraws, waives and discharges any and all claims, rights, demands, security interests, mortgages, liens, damages, causes of action, judgments or liabilities which the Bank has, had or may have ever had against Spin-Cast, including but not limited to any claims under the Guaranty.

4.             REAFFIRMATION OF GUARANTIES.  Each of the Guarantors hereby expressly (a) consents to the execution by the Borrower and the Bank of this First Amendment, (b) acknowledges that the “Guaranteed Debt” (as defined in each of the Guaranties) includes all of the obligations and liabilities owing from the Borrower to the Bank, including, but not limited to, the obligations and liabilities of the Borrower to the Bank under and pursuant to the Loan Agreement, as amended from time to time, and as evidenced by the Revolving Note, as modified, extended and/or replaced from time to time, (c) reaffirms, assumes and binds themselves in all respects to all of the obligations, liabilities, duties, covenants, terms and conditions that are contained in their respective Guaranty, (d) agrees that all such obligations and liabilities under their respective Guaranty shall continue in full force and effect and shall not be discharged, limited, impaired or affected in any manner whatsoever, and (e) represents and warrants that each of the representations and warranties made by such Guarantor in any of the documents executed in connection with the Loans remain true and correct as of the date hereof.

5.             REPRESENTATIONS AND WARRANTIES.  To induce the Bank to enter into this First Amendment, the Borrower hereby certifies, represents and warrants to the Bank that:

5.1           Organization.  The Borrower is a corporation duly organized, existing and in good standing under the laws of the State of Delaware with full and adequate corporate power to carry on and conduct its business as presently conducted.  The Borrower is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing. The Articles of Incorporation and Bylaws, Borrowing Resolutions and Incumbency Certificate of the Borrower have not been changed or amended since the most recent date that certified copies thereof were delivered to the Bank, except as amended (i) to increase the number of directors and to provide for certificated and uncertificated shares, as incorporated in the By-Laws, and (ii) to increase the number of authorized shares, as incorporated in the Articles of Incorporation, both of which are delivered by Borrower hereunder.  The Borrower’s state issued organizational identification number is ________ [state “None” if the Borrower’s state of organization does not issue such a number].  The exact legal name of the Borrower is as set forth in the preamble of this First Amendment, and the Borrower currently does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name.  The Borrower will not change its name, its organizational identification number, if it has one, its type of organization, its jurisdiction of organization or other legal structure.

5.2           Authorization.  The Borrower is duly authorized to execute and deliver this First Amendment and is and will continue to be duly authorized to borrow monies under the Loan Agreement, as amended hereby, and to perform its obligations under the Loan Agreement, as amended hereby.

5.3           No Conflicts.  The execution and delivery of this First Amendment and the performance by the Borrower of its obligations under the Loan Agreement, as amended hereby, do not and will not conflict with any provision of law or of the articles of incorporation or bylaws of the Borrower or of any agreement binding upon the Borrower.

5.4           Validity and Binding Effect.  The Loan Agreement, as amended hereby, is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

5.5           Compliance with Loan Agreement.  The representation and warranties set forth in Section VI of the Loan Agreement, as amended hereby, are true and correct with the same effect as if such representations and warranties had been made on the date hereof, with the exception that all references to the financial statements shall mean the financial statements most recently delivered to the Bank and except for such changes as are specifically permitted under the Loan Agreement.  In addition, the Borrower has complied with and is in compliance with all of the covenants set forth in the Loan Agreement, as amended hereby, including, but not limited to, those set forth in Section VII thereof.

5.6           No Event of Default.  As of the date hereof, no Event of Default under Section VIII of the Loan Agreement, as amended hereby, or event or condition which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, has occurred or is continuing.

5.7           No Subordinated Debt Default.  As of the date hereof, no default under any of the documents evidencing or securing any of the Junior Debt, or event or condition which, with the giving of notice or the passage of time, or both, would constitute a default under any of the documents evidencing or securing any of the Subordinated Debt, has occurred or is continuing.

6.             CONDITIONS PRECEDENT.  This First Amendment shall become effective as of the date above first written after receipt by the Bank of the following documents:

6.1           First Amendment.  This First Amendment executed by the Borrower, the Guarantors, and the Bank.

6.2           By-Laws and Certificate of Incorporation. Copies of By-Laws and Certificate of Incorporation of Borrower, which Borrower certifies are true, complete and in full force and effect as of the date hereof, it being understood that the Bank may conclusively rely on each such document until formally advised by Borrower of any changes therein.

6.3           Other Documents.  Such other documents, certificates and/or opinions of counsel as the Bank may request.

7.             GENERAL.

7.1           Governing Law; Severability.  This First Amendment shall be construed in accordance with and governed by the laws of Illinois.  Wherever possible each provision of the Loan Agreement and this First Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Loan Agreement and this First Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Loan Agreement and this First Amendment.

7.2           Successors and Assigns.  This First Amendment shall be binding upon the Borrower, the Guarantors, and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Guarantors, and the Bank and the successors and assigns of the Bank.

7.3           Continuing Force and Effect of Loan Documents and Guaranty.  Except as specifically modified or amended by the terms of this First Amendment, all other terms and provisions of the Loan Agreement and the other Loan Documents are incorporated by reference herein, and in all respects, shall continue in full force and effect.  The Borrower, by execution of this First Amendment, hereby reaffirms, assumes and binds itself to all of the obligations, duties, rights, covenants, terms and conditions that are contained in the Loan Agreement and the other Loan Documents.  Each of the Guarantors, by execution of this First Amendment, hereby reaffirms, assumes and binds itself to all of the obligations, duties, rights, covenants, terms and conditions that are contained in Guaranty.

7.4           Financing Statements.  The Borrower hereby irrevocably authorizes the Bank at any time and from time to time to file in any jurisdiction any initial UCC financing statements and/or amendments thereto that (a) describe the Collateral, and (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment.

7.5           References to Loan Agreement.  Each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, or words of like import, and each reference to the Loan Agreement in any and all instruments or documents delivered in connection therewith, shall be deemed to refer to the Loan Agreement, as amended hereby.

7.6           Expenses.  The Borrower shall pay all costs and expenses in connection with the preparation of this First Amendment and other related loan documents, including, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of the Bank or any affiliate or parent of the Bank.  The Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this First Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.

7.7           Counterparts.  This First Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Amended and Restated Credit Agreement and Reaffirmation of Guaranties as of the date first above written.

QUIXOTE CORPORATION
a Delaware corporation, as Borrower

By:	/s/ Daniel P. Gorey
Name:	Daniel P. Gorey
Title:	Vice President, Chief Financial Officer
and Treasurer

QUIXOTE TRANSPORTATION SAFETY, INC.
TRANSAFE CORPORATION
ENERGY ABSORPTION SYSTEMS, INC.
ENERGY ABSORPTION SYSTEMS (AL) LLC
SURFACE SYSTEMS, INC.
NU-METRICS, INC.
HIGHWAY INFORMATION SYSTEMS, INC.
U.S. TRAFFIC CORPORATION
(formerly known as Green Light Acquisition Corporation)
PEEK TRAFFIC CORPORATION, (formerly known as Vision Acquisition Corporation), as Subsidiary Guarantors

Name:	Daniel P. Gorey
Title:	Vice President and Treasurer

LASALLE BANK NATIONAL ASSOCIATION,
a national banking association

By:	/s/ Loran Backofen
Name:	Lora Backofen
Title:	Senior Vice President